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                                                                    EXHIBIT 99.4

                       [LOGO OF FRACTAL DESIGN CORPORATION]

                                                     April 28, 1997

Dear Shareholder:

  Fractal Design Corporation, a California corporation ("Fractal"), has entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with MetaTools, Inc., a Delaware corporation ("MetaTools"), and Rook Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of MetaTools ("Merger Sub"), providing for a combination of Fractal and MetaTools. Pursuant to the Reorganization Agreement, a special meeting of shareholders (the "Meeting") of Fractal will be held at 5550 Scotts Valley Drive, Scotts Valley, California on May 29, 1997 at 8:00 a.m. local time.

  At the Meeting you will be asked to consider and vote upon the approval of the Reorganization Agreement, which provides for the merger of Merger Sub with and into Fractal (the "Merger"). Upon consummation of the Merger, Fractal will become a wholly-owned subsidiary of MetaTools and, subject to approval of MetaTools' stockholders, MetaTools will change its corporate name to "MetaCreations Corporation" (the "Combined Company"). As a result of the Merger,
(i) each outstanding share of Fractal Common Stock will be converted into and be exchangeable for 0.749 shares of Common Stock (the "Exchange Ratio") of the Combined Company, par value $0.001 per share (the "Combined Company Common Stock") and (ii) each outstanding option to purchase Fractal Common Stock under Fractal's Option Plans will be assumed by MetaTools and will become an option or right to purchase Combined Company Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio. The foregoing proposal is described more fully in the accompanying Joint Proxy Statement/Prospectus.

  Following the Merger, based on the shares of Fractal Common Stock and the Common Stock of MetaTools (the "MetaTools Common Stock") outstanding as of April 21, 1997, the former holders of Fractal Common Stock will own approximately 39.5 percent of the Combined Company Common Stock and the holders of MetaTools Common Stock will own approximately 60.5% of the Combined Company Common Stock. In addition, following the Merger, three directors of Fractal, Mark Zimmer, Thomas Hedges and Arthur Collmeyer, will be appointed to the Board of Directors of the Combined Company. Furthermore, Mark Zimmer, President and CEO of Fractal, and Thomas Hedges, Chairman and Vice President, Research and Development of Fractal, will assume senior management positions in the Combined Company.

  Unterberg Harris, the financial advisor retained by the Board of Directors of Fractal in connection with the Merger, rendered its opinion on February 11, 1997 that, as of such date, the consideration to be received pursuant to the Reorganization Agreement was fair to Fractal shareholders from a financial point of view.

    After careful consideration, Fractal's Board of Directors has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has unanimously concluded that they are fair, and in the best interests of, Fractal and its shareholders. Your Board of Directors unanimously recommends a vote in favor of the Merger.

  In the materials accompanying this letter you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by the Fractal shareholders at the Meeting and a Proxy Card. The Joint Proxy Statement/Prospectus more fully describes the proposed transactions. Shareholders are urged to review carefully the information contained in the accompanying Joint Proxy Statement/Prospectus, in particular the information under the captions "Risk Factors," "The Merger and Related Transactions--Joint Reasons for the Merger" and "--Fractal's Reasons for the Merger" and "--Material Contacts and Board Deliberations" prior to voting on the proposal.
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  All shareholders are cordially invited to attend the Meeting in person. You may revoke your proxy at any time before it has been voted, and if you attend the Meeting, you may vote in person if you wish even though you have previously returned your proxy. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING, REGARDLESS OF THE NUMBER YOU HOLD. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Fractal Common Stock. Therefore, please complete, sign and date, and return your proxy in the enclosed envelope.

                                          Sincerely,

                                          /s/ Mark Zimmer

                                          Mark Zimmer
                                          President and Chief Executive
                                           Officer

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